NASDAQ: BOKF
                                                               Exhibit 99 (a)


For Further Information Contact:               Steven Nell
                                               Chief Financial Officer
                                               BOK Financial Corp.
                                               (918) 588-6319

                                               Danny M. Boyd
                                               Corporate Communications
                                               BOK Financial Corp.
                                               (918) 588-6348

                  BOK Financial Continues Earnings Growth Trend
            Regional Market Share Advances Through Strong Loan Growth

     TULSA, Okla. (Tuesday, Oct. 18, 2005) - Strong loan growth in regional markets contributed to third quarter performance at BOK Financial Corporation.

     The company reported net income of $50.8 million, or 76 cents per diluted share, for the third quarter of 2005, compared with $47.8 million, or 72 cents per share for the third quarter of 2004. Year-to-date net income for 2005 totaled $153.3 million, up 16 percent over last year. Earnings per share were $2.29 for the first nine months of 2005 compared with $1.99 last year.

     Outstanding loan balances grew $369 million since June 30, 2005, a 17 percent annualized growth rate. Commercial loans increased $208 million, including $121 million of loans to the services sector of the portfolio and $72 million in energy loans. Commercial real estate loans increased $111 million. Loans to single family homebuilders grew $64 million while loans secured by commercial office buildings increased $41 million.

     "Texas continues to be a vibrant growth market for the company," said President and CEO Stan Lybarger. "Annualized loan growth in Texas exceeded 28 percent, up from 22 percent in the second quarter. The company also added $32 million of outstanding loans in the Phoenix market. The third quarter's successful completion of Bank of Arizona's processing systems conversion will support further expansion in Arizona."

                                     -more-

Page 2- BOK Financial Earnings

     Net interest revenue increased $4.4 million, or 4 percent, compared with the third quarter of 2004 due to growth in average earning assets. Average earning assets increased $1.2 billion, or 9 percent, including a 13 percent increase in average loans. The growth in average earning assets was funded primarily by a $799 million increase in borrowed funds and a $423 million increase in deposits.

     Net interest margin was 3.32 percent for the third quarter, down 18 basis points from the third quarter of 2004 and 13 basis points from the second quarter of 2005. The decreased net interest margin reflected strong loan growth, primarily over the past two quarters. Loan growth has exceeded deposit growth over the past six months, resulting in a shift in funding mix from deposits to short-term borrowed funds. The net spread of this activity generated solid net interest revenue growth, but reduced the net interest margin eight basis points. Net interest margin also decreased three basis points due to a $92 million increase in average margin assets the company carries in support of its energy derivatives business. Fees earned on margin assets, which totaled $2.4 million in the third quarter of 2005, are included in non-interest revenue while the related cost of funds is included in interest expense.

     The company continued to position its balance sheet to be essentially interest rate neutral. Securities and short-term borrowings are used to offset the asset-sensitive nature of loans and deposits. This strategy mitigates the effect of changes in interest rates and the flattened yield curve. However, changes in funding mix and competitive pressure on loan and deposit pricing may reduce the net interest margin.

     Non-interest revenue from fees and commissions increased $12.1 million, or 15 percent compared to the same period last year. This source of revenue represented 45 percent of total revenue in the third quarter of 2005, compared with 42 percent in 2004. In addition to the $2.4 million increase in fees earned on margin assets, mortgage banking and transaction card revenues increased $2.9 million and $1.8 million, respectively. Growth in mortgage banking revenue was driven by increased volume of loans funded and sold, partially offset by a continued decline in servicing revenue. Check card and merchant discount fees provided the growth in transaction card revenue.

                                     -more-

Page 3-BOK Financial Earnings

     A $4.0 million provision for credit losses was recorded for the third quarter of 2005, compared with $5.0 million for the third quarter of 2004 and $2.0 million for the second quarter of 2005. Net charge-offs totaled $3.3 million in 2005 compared with $4.8 million in 2004 and $2.3 million in the preceding quarter.

     "The company continues to benefit from strong credit quality," said Lybarger. "Nonperforming and problem loans continue to decline due to general economic conditions and receipt of payments on problem loans."

     Reserves for credit losses, which include the allowance for loan losses and a reserve for credit risk on unfunded loans, totaled $127 million, or 1.44 percent of outstanding loans and 341 percent of non-performing loans at Sept. 30, 2005. The combined reserves for credit losses were 1.50 percent of outstanding loans and 313 percent of nonperforming loans at June 30, 2005. Nonperforming loans totaled $37 million at Sept. 30, 2005, down $3.2 million since June 30, 2005 due to payments received.

     Operating expenses totaled $117.0 million for the third quarter of 2005 compared with $114.2 million for the same period of 2004. The provision for impairment of mortgage servicing rights decreased $10.6 million as rising mortgage interest rates increased the value of the servicing rights. Excluding the provision for mortgage servicing rights, operating expenses increased $13.4 million or 12 percent. Personnel costs increased $6.0 million, or 10 percent. Regular compensation expense increased $4.8 million, or 14 percent, due to a 7 percent increase in average compensation per employee and a 7 percent increase in staffing levels. Growth in personnel costs reflected the company's continued expansion, primarily in Texas and Arizona.

     BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. Holdings include Bank of Albuquerque, N.A., Bank of Arizona, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Colorado State Bank and Trust, N.A., BOSC, Inc. and the TransFund electronic funds network. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit our website at www.bokf.com.

                                     -more-

Page 4-BOK Financial Earnings

     This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corp., the financial services industry and the economy generally. Words such as "anticipates," "believes," ""estimates," "expects," "forecasts," ""plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to, and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and non-traditional competitors, (6) changes in banking regulations, tax laws, prices, levies, and assessments, (7) the impact of technological advances, and (8) trends in customer behavior as well as their ability to repay loans. BOK Financial Corporation and its affiliates undertake no obligation to update, amend, or clarity forward-looking statements, whether as a result of new information, future events or otherwise.


                                      -30-